                                                                     EXHIBIT 4-C

                                     (FACE)

          REGISTERED                                        REGISTERED

NO. FLR-

     Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

                     BELLSOUTH CAPITAL FUNDING CORPORATION

                           MEDIUM-TERM NOTE, SERIES C
                                (FLOATING RATE)

PRINCIPAL AMOUNT:                   MATURITY DATE:
ORIGINAL ISSUE DATE:                SPREAD:
INDEX MATURITY:                     SPREAD MULTIPLIER:     %
INTEREST PAYMENT PERIOD:            MAXIMUM INTEREST RATE:
INTEREST RATE RESET PERIOD:         MINIMUM INTEREST RATE:
INTEREST PAYMENT DATES:             CALCULATION DATES:
INTEREST RESET DATES:               CALCULATION AGENT:
INTEREST DETERMINATION DATES:       INITIAL OPTIONAL
INITIAL OPTIONAL REDEMPTION DATE:   REDEMPTION PRICE:      %
PREMIUM REDUCTION AMOUNT:           INITIAL INTEREST RATE:
                                    BASE RATE:

     BellSouth Capital Funding Corporation, a Georgia corporation (herein referred to as the "Company"), for value received, hereby promises to pay to
Cede & Co. or its registered assigns, the principal sum of           Dollars
($     ), at the office or agency of the Company in the Borough of Manhattan,
The City of New York, on the Maturity Date set forth above, in such coin or currency of the United States of
                                                        (Continued on next page)

  ---------------------------------------------------------------------------

     REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE SUCCEEDING PAGES. SUCH FURTHER PROVISIONS SHALL HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

     IN WITNESS WHEREOF, BellSouth Capital Funding Corporation has caused this instrument to be duly executed under its corporate seal.

[CORPORATE SEAL]                          BELLSOUTH CAPITAL FUNDING CORPORATION

                                          By:
                                          --------------------------------------
                                                Vice President and Treasurer

                                            ------------------------------------
                                                         Secretary

CERTIFICATION OF AUTHENTICATION

This is one of the Securities of the
series designated herein and referred
to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as
Authenticating Agent

By:
--------------------------------------
           Authorized Officer

(Continued from previous page)

America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest thereon from the Original Issue Date set forth above, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on the Interest Payment Dates set forth above, commencing on the first Interest Payment Date following the Original Issue Date at the rate per annum determined in accordance with the following provisions under the heading or headings "Determination of Commercial Paper Rate", "Determination of LIBOR" or "Determination of Treasury Rate", as the case may be, depending on the Base Rate specified above, until the principal hereof is paid or made available for payment (provided, however, that if the Original Issue Date shown above is after the date 15 calendar days prior to the corresponding Interest Payment Date, interest payments will commence on the next succeeding Interest Payment Date) and on the Maturity Date. The interest so payable on any Interest Payment Date and principal payable upon the Maturity Date or upon redemption, if applicable, will, subject to certain exceptions provided in the Indenture hereinafter referred to, be paid to the person in whose name this Note is registered at the close of business on each Record Date, as hereinafter defined. Payments of principal and interest due at the Maturity Date or upon redemption, if applicable, will be made in immediately available funds, and interest payable at the Maturity Date or upon redemption, if applicable, will be payable to the person to whom principal is payable.

     If an Initial Optional Redemption Date is specified above, this Note may be redeemed in accordance with the terms hereinafter specified, at any time on or after such Initial Optional Redemption Date at an Initial Redemption Price specified above (expressed as a percentage of the Outstanding principal amount hereof), such Initial Optional Redemption Price to be decreased annually on the anniversary of the Initial Optional Redemption Date specified above by the Premium Reduction Amount specified above (expressed as a percentage of the Outstanding principal amount hereof) until the Redemption Price equals 100% of the outstanding principal amount hereof; provided, that if no such Initial Optional Redemption Date is shown, this Note is not redeemable. Notice of any redemption shall be mailed to the registered Holders of the Notes designated for redemption at their last registered addresses not less than 30 nor more than 90 days prior to the date of redemption, subject to all the conditions and provisions of the Indenture.

     This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Authenticating Agent under the Indenture referred to below.

     This Note is one of a duly authorized issue of Securities of the Company (herein referred to as the "Securities"), issued and to be issued in one or more series under and pursuant to an indenture dated as of August 1, 1992 (the "Indenture") among the Company, BellSouth Corporation, a Georgia corporation ("BellSouth"), and The Bank of New York, as successor to Wachovia Bank of Georgia, N.A., as Trustee (the "Trustee"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, BellSouth and the Holders (the words "Holders" or "Holder" meaning the registered holders or registered holder) of the Securities, and the terms upon which the Securities are to be authenticated and delivered. All of the Securities will have the benefit of a Support Agreement dated as of October 15, 1987, as amended as of August 1, 1992 (the "Support Agreement"), between the Company and BellSouth. In the Support Agreement, BellSouth has agreed to ensure the timely payment of principal, premium, if any, and interest owed on the Securities; however, no Holder will have recourse to or against the stock or assets of BellSouth Telecommunications, Inc. (the "Telephone Company") or any interest of BellSouth or the Company in the Telephone Company. This Note is one of a series of Securities designated as the Medium-Term Notes, Series C (herein referred to as the "Notes").

     Commencing with the first Interest Reset Date specified on the face hereof following the Original Issue Date, the rate at which interest on this Note is payable shall be reset daily, weekly, monthly, quarterly, semi-annually or annually as shown above under "Interest Rate Reset Period"; provided, however, that the interest rate in effect from the Original Issue Date to the first Interest Reset Date specified on the face hereof will be the Initial Interest Rate. Each such adjusted rate shall be applicable on and after the Interest Reset Date to which it relates but not including the next succeeding Interest Reset Date or until maturity, or redemption, as the case may be. If any Interest Reset Date specified on the face hereof would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except that if (i) the rate of interest on this Note shall be determined in accordance with the provisions of the heading "Determination of LIBOR" below, and (ii) such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. Subject to applicable provisions of law and except as specified herein, on each Interest Reset Date, the rate of interest on this Note shall be the rate determined in accordance with the provisions of the applicable heading below.

          Determination of Commercial Paper Rate. If the Interest Rate Basis on this Note is the Commercial Paper Rate (a "Commercial Paper Rate Note"), the interest rate with respect to this Note shall equal the Commercial Paper Rate (calculated as described below) plus or minus the spread, if any, specified above and multiplied by the Spread Multiplier, if any, specified above. The Commercial Paper Rate shall equal the Money Market Yield (calculated as described below) on the Calculation Date (defined below) determined by the Calculation Agent as of the second Business Day prior to each Interest Reset Date (the "Commercial Paper Interest Determination Date") for commercial paper having the Index Maturity designated on the face hereof as such rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" ("H.15(519)") or any successor publication of the Board of Governors under the heading "Commercial Paper -- Nonfinancial". In the event such rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield on such Commercial Paper Interest Determination Date of the rate for Commercial Paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean (each as rounded to the nearest one hundred-thousandth of a percentage point) of the offered rates as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date of three leading dealers of commercial paper in the City of New York selected by the Calculation Agent for the commercial paper Index Maturity designated on the face hereof, placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Commercial Paper Interest Determination Date.

          "Money Market Yield" shall be a yield (expressed as a percentage rounded to the nearest one hundred-thousandth of a percentage point) calculated in accordance with the following formula:

                              D X 360
  Money Market Yield   =   -------------   X   100
                           360 - (D X M)

     where "D" refers to per annum rate for the commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

          Determination of LIBOR. If the Interest Rate Basis on this Note is LIBOR (a "LIBOR Note") the interest rate payable with respect to this Note shall be equal to LIBOR (calculated as described below) plus or minus the Spread, if any, specified above and multiplied by the Spread Multiplier, if any, specified above, LIBOR shall be calculated as follows:

             (i) On the second London Banking Day prior to the Interest Reset Date (a "LIBOR Determination Date"), the Calculation Agent will determine (a) the arithmetic mean of the offered rates for deposits in United States dollars for the period of the Index Maturity which appear on the Reuters Screen LIBO Page at approximately 11:00 A.M., London time, on such LIBOR Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the rate for deposits in United States dollars for the period of the Index Maturity that appears on the Telerate Page 3750 as of 11:00 a.m., London time, on such LIBOR Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as Page "LIBO" on the Reuters Monitor Money Rate Service (or such other page as may replace the LIBO page for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

             (ii) If fewer than two offered rates appear on the Reuters Screen LIBO Page or if no rate appears on Telerate Page 3750, the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotations for deposits in United States dollars for the period of the Index Maturity to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1 million that is representative of a single transaction in such market at such time. If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that LIBOR Determination Date will be the arithmetic mean of rates quoted by three major banks in the City of New York selected by the Calculation Agent (after consultation with the Company) at approximately 11:00 A.M., New York City time, on such LIBOR Determination Date for loans in U.S. dollars to leading European banks, for the period of the Index Maturity and in a principal amount equal to an amount of not less than U.S. $1 million that is representative for a single transaction in such market at such time; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting rates as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such LIBOR Determination Date.

          Determination of Treasury Rate.  If the Interest Rate Basis on this
     Note is the Treasury Rate (a "Treasury Rate Note"), the interest payable with respect to this Note shall equal the Treasury Rate (calculated as described below) plus or minus the Spread, if any, specified above, and multiplied by the Spread Multiplier, if any, specified above. The Treasury Rate shall equal the rate for the auction held on the Treasury Rate Determination Date (as defined below) pertaining to such Interest Reset Date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date (as defined below) pertaining to such Treasury Rate Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Treasury Rate Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate for such Interest Reset Date will be the Treasury Rate in effect on such Treasury Rate Determination Date.

          The "Treasury Rate Determination Date" pertaining to an Interest Reset Date will be the day of the week in which such Interest Reset Date falls on which Treasury Bills would normally be auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction should fall on an Interest Reset Date, then such Interest Reset Date shall be postponed to the next succeeding Business Day.

     Notwithstanding the foregoing, the interest rate hereon shall not be greater than the Maximum Interest Rate, if any, or less than the Minimum Interest Rate, if any, shown above. The Calculation Agent shall calculate the interest rate on this Note in accordance with the foregoing on or before each Calculation Date. The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general applicability.

     The Calculation Agent will, upon the request of the Holder of this Note, provide to such Holder the interest rate hereon then in effect and, if determined, the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date.

     The Calculation Date, if applicable, pertaining to any Commercial Paper Determination Date, LIBOR Determination Date or Treasury Rate Determination Date (an "Interest Determination Date") shall be the date(s) specified above or, if no such date is specified, the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding each Interest Payment Date or Maturity Date, as the case may be.

     If any Interest Payment Date specified above would otherwise be a day that is not a Business Day, the Interest Payment Date shall be postponed to the next day that is a Business Day, except that if (i) the Note is a LIBOR Note and (ii) such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity Date would fall on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payments shall accrue for the period from and after such Maturity Date. "Business Day" means any day, other than a Saturday or Sunday, and that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or Atlanta and with respect to LIBOR Notes, that is also a London Banking Day. "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     The "Record Date" with respect to any Interest Payment Date shall be the date 15 calendar days prior to such Interest Payment Date, whether or not such date shall be a Business Day, provided, that if a Note is issued after the date 15 calendar days prior to an Interest Payment Date and on or before such Interest Payment Date, the Record Date with respect to interest for the period from issuance to such Interest Payment

Date shall be the next succeeding Record Date, and provided further, with respect to interest payable at maturity (whether or not the Maturity Date is an Interest Payment Date) the Record Date for such interest payment due on such Interest Payment Date shall be the Maturity Date.

     Interest payments for this Note will include interest accrued to but excluding the Interest Payment Dates; provided, however, that if the Interest Reset Dates with respect to such Note are weekly, interest payable on any Interest Payment Date, other than interest payable on any date on which principal hereof is payable, will include interest accrued to and including the next preceding regular Record Date. Accrued interest hereon from the Original Issue Date or from the last date to which interest hereon has been paid, as the case may be, shall be an amount calculated by multiplying the face amount hereof by an accrued interest factor. Such accrued interest factor shall be computed by adding the interest factors calculated for each day from the Original Issue Date or from the last date to which interest shall have been paid, as the case may be, to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upward to the nearest one hundred-thousandth of a percentage point) for each such day will be computed by dividing the interest rate (expressed as a decimal, rounded upward to the nearest one hundred-thousandth of a percentage point) applicable to such day by 360, in the case of LIBOR Notes or Commercial Paper Rate Notes, or by the actual number of days in the year in the case of the Treasury Rate Notes.

     In case an Event of Default with respect to the Notes, as defined in the Indenture, shall have occurred and be continuing, the principal hereof may be declared and, upon such declaration, shall become due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

     The Indenture permits, with certain exceptions as herein provided the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in the principal amount of the outstanding Securities of each series affected by any such amendment or modification (with each series voting as one class). The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the outstanding Securities of each series affected thereby (with each series voting as one class), on behalf of the Holders of all Securities of such series to waive compliance by the Company with certain provisions of the Indenture. The Indenture also provides that, regarding the Securities of any series, the Holders of not less than a majority in principal amount of the outstanding Securities of such series may waive certain past defaults and their consequences on behalf of the Holders of all Securities of such series. Any such consent or waiver by the Holder of this Note should be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

     The Indenture contains provisions setting forth certain conditions to the institution of proceedings by Holders or Securities with respect to the Indenture or for any remedy under the Indenture.

     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

     The Notes are issuable as registered Notes without coupons in the denominations of U.S. $1,000 or any amount in excess thereof which is an integral multiple of U.S. $1,000. At the office or agency of the Company referred to above and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged without a service charge for a like aggregate principal amount of Notes of other authorized denominations having the same maturity, interest rate, optional redemption provisions and original issue date.

     This Note may only be transferred as provided in the Indenture. No service charge shall be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

     The Company, the Trustee, and any agent of the Company or the Trustee may deem and treat the Holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of or on account of the principal hereof and, subject to the provisions above, interest hereon, and for all other purposes, and neither the Company nor the Trustee nor any such agent shall be affected by any notice to the contrary.

     No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any officer or director as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or of any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

     The Notes will be general unsecured obligations of the Company but will be entitled to the benefits of the Support Agreement.

     This Note shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of said State.

     All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.